Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REED ELSEVIER PLC CONSOLIDATED FINANCIAL STATEMENTS

We consent to the incorporation by reference in Registration Statement Nos. 333-191419, 333-167058 and 333-143605 on Form S-8 and Registration Statement No. 333-155717 on Form F-3 of our reports dated February 26, 2014 relating to the consolidated financial statements of Reed Elsevier PLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating Reed Elsevier PLC’s adoption of International Accounting Standards 19 Employee Benefits (revised)) and the effectiveness of Reed Elsevier PLC’s internal control over financial reporting appearing in this Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2013.

/s/ Deloitte LLP
London, United Kingdom
March 11, 2014